                                                                     Exhibit 3.5

Exhibit (3)(ii)

                              AMENDMENT NUMBER 3
                                    TO THE
                            1995 RESTATED BYLAWS OF
                              RENTRAK CORPORATION


     WHEREAS, Section 3.2 of the Company's 1995 Restated Bylaws (the "Bylaws") currently provides that the number of directors shall range from three (3) to nine (9), with the specific number to be established by resolution of the Board of Directors;

     WHEREAS, Section 3.2 of the Bylaws further provides that, as long as there are six or more directors, the directors shall be divided into three classes as nearly equal in number as possible, and that the directors in each class shall serve staggered three (3) year terms; and

     WHEREAS, the Board of Directors desires to amend Section 3.2 of the Bylaws to eliminate the provision regarding classification of directors and staggered terms.

     NOW THEREFORE, Section 3.2 of the Bylaws be, and it hereby is, amended in its entirety to read as follows:

          Section 3.2  Number, Tenure and Qualifications.
          -----------------------------------------------
          The number of directors of the corporation shall be not less than three or more than nine, with the number of directors to be established by resolution of the Board of Directors. A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires or until his or her successor is elected and qualified, or until death, resignation or removal.


/s/ F. Kim Cox
-----------------------------------
F. Kim Cox, President and Secretary